Exhibit 99.1

FOR IMMEDIATE RELEASE	February 22, 2013
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2012 FOURTH-QUARTER

AND FULL-YEAR RESULTS

•                  Increased electricity sales in fourth quarter, cost management and strong operational performance benefit bottom line

•                  2012 regulatory settlement contributes to improved financial results while moderating average residential customer bill impacts

•                  2012 results at top of earnings guidance range

PHOENIX - Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated on-going earnings of $26.9 million, or $0.24 per diluted share of common stock, for the quarter ended December 31, 2012. This result compares with on-going earnings of $12.1 million, or $0.11 per share, in the same 2011 period. The Company’s net income attributable to common shareholders for the 2012 fourth quarter was $22.6 million, or $0.20 per diluted share, compared with net income of $12.6 million, or $0.11 per share, for the same quarter a year ago.

For full-year 2012, Pinnacle West reported consolidated on-going earnings of $387.4 million, or $3.50 per share, as compared to $328.1 million, or $2.99 per share, a year ago. Consolidated net income attributable to common shareholders for 2012 was $381.5 million, or $3.45 per diluted share, compared with 2011 net income of $339.5 million, or $3.09 per diluted share.

On-going earnings exclude results of previously discontinued operations. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“Superior operational performance by our dedicated employees — particularly in the areas of customer service, reliability and safety — combined with cost management and economic improvement in our market area produced full-year financial results at the top of our expectations,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt.

Looking forward, Brandt said the Company and its employees cannot rest on recent accomplishments. “We must maintain our focus on operational improvement and cost management, while maintaining strong service reliability at fair prices for our customers, and producing solid financial results for shareholders.”

Brandt cited additional examples of the Company’s 2012 achievements:

•                  APS provided its 1.1 million customers with record levels of service reliability, maintained superior power plant performance, and continued its top-tier customer satisfaction rating — all of which compare favorably with the best performers in the electric utility industry.

•                  The Company experienced its safest year ever as the number of recordable employee injuries decreased for the fifth straight year, besting 2011’s prior record by 20 percent.

•                  Pinnacle West’s total return to shareholders in 2012 was 10.3 percent, which compared favorably with a 0.1 percent return for the S&P 1500 Electric Utility Index.

•                  For the second time in as many years, Standard & Poor’s Corporation (S&P) upgraded its credit ratings for both Pinnacle West and Arizona Public Service (APS) from BBB to BBB+, thus reducing borrowing costs for needed infrastructure investments. The Company believes these upgrades reflect effective management of regulatory risk, an improvement in Arizona’s economy, continued improvement in cash flow measures and decreased leverage in recent years. Earlier in 2012, the other two primary credit rating agencies — Moody’s Investors Service and Fitch Ratings— also upgraded Pinnacle West and APS to the BBB+ level.

The fourth-quarter on-going results comparison was positively impacted by the following major items:

•                  The Company’s 2012 regulatory settlement, which included a retail non-fuel base rate increase, improved earnings by $0.13 per share. The settlement became effective July 1, 2012.

•                  Higher transmission revenues improved earnings by $0.06 per share, primarily because of a retail transmission rate increase implemented in August 2012.

•                  Lower infrastructure-related costs increased earnings by $0.06 per share, related to lower depreciation and amortization, primarily attributable to the operating license extensions at the Palo Verde Nuclear Generating Station in 2011; and decreased interest expense due to lower debt balances and interest rates. These lower costs were partially offset by higher property taxes.

•                  Higher retail electricity sales — excluding the effects of weather variations, but including effects of customer conservation, energy efficiency programs and distributed renewable generation — improved earnings by $0.06 per share. The increase was primarily related to customer growth of 1.4 percent in the quarter compared to the same period a year ago.

These factors were offset in part by the following factors:

•                  Higher operations and maintenance expenses impacted earnings by $0.08 per share compared with the prior-year quarter. The expense increase primarily consisted of the beginning of amortization of pension and other post-retirement benefits in 2012 compared with deferral of such costs in 2011 pursuant to the Company’s retail regulatory settlements; increased employee benefit costs; and higher information technology costs, partially offset by lower fossil generation costs as a result of less planned maintenance being completed in the current-year quarter than in the same quarter a year ago. The O&M variance excludes costs associated with renewable energy, energy efficiency and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

•                  The effects of weather variations decreased the Company’s earnings by $0.03 per share.

•                  Higher fuel and purchased power costs, net of higher mark-to-market valuations as a result of changes in commodity prices, reduced earnings by $0.03 per share.

•                  The net effect of miscellaneous items decreased earnings $0.04 per share.

APS, the Company’s principal subsidiary, recorded 2012 fourth-quarter net income attributable to common shareholder of $26.8 million versus net income of $14.3 million for the comparable 2011 quarter. For 2012 as a whole, APS net income attributable to common shareholder was $395.5 million compared with $336.2 million for 2011.

Financial Outlook

Pinnacle West continues to expect its 2013 consolidated on-going earnings will be in the range of $3.45 to $3.60 per diluted share.  Key factors and assumptions underlying the outlook are:

•                  Normal weather patterns for the year;

•                  Weather-normalized retail electricity sales volumes about the same as the prior year, in part due to the effects of customer conservation and initiatives associated with energy efficiency and distributed renewable generation;

•                  Retail customer growth of about 1.5 percent;

•                  Total electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding retail rate adjustment mechanisms associated with renewable energy and energy efficiency programs) of about $2.17 billion to $2.22 billion, which was previously estimated to be about $2.20 billion to $2.25 billion;

•                  Anticipated operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) have been reduced to a range of $1.34 billion to $1.37 billion, a decrease from the previous range of $1.36 billion to $1.39 billion;

•                  Anticipated interest expense, net of allowances for borrowed and equity funds used for construction, have been reduced to a range of about $175 million to $185 million, from the previous estimated range of about $190 million to $200 million; and

•                  An effective income tax rate of about 35 percent.

Longer term, the Company’s goal is to achieve a consolidated earned return on average common equity of at least 9.5 percent annually in 2013 through 2015. Key factors and assumptions underlying the outlook can be found in the earnings presentation slides for the fourth-quarter and full-year 2012 on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2012 fourth-quarter and full-year results, as well as recent developments, at 12 noon (ET) today, February 22. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, March 1, 2013, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 407220.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.4 billion, more than 6,300 megawatts of generating capacity and about 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$22.6	$0.20	$12.6	$0.11
Adjustments:
Loss (Income) from Discontinued Operations	4.3	0.04	(0.5)	—
On-going Earnings	$26.9	$0.24	$12.1	$0.11

	Twelve Months Ended December 31, 2012		Twelve Months Ended December 31, 2011
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$381.5	$3.45	$339.5	$3.09
Adjustments:
Loss (Income) from Discontinued Operations	5.9	0.05	(11.4)	(0.10)
On-going Earnings	$387.4	$3.50	$328.1	$2.99

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements and nuclear plant operations;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2012	2011	2012	2011

Operating Revenues	$693,122	$667,892	$3,301,804	$3,241,379

Operating Expenses
Fuel and purchased power	210,864	215,512	994,790	1,009,464
Operations and maintenance	237,141	228,632	884,769	904,286
Depreciation and amortization	103,268	107,504	404,336	427,054
Taxes other than income taxes	39,052	35,406	159,323	147,408
Other expenses	1,508	2,123	6,831	6,659
Total	591,833	589,177	2,450,049	2,494,871

Operating Income	101,289	78,715	851,755	746,508

Other Income (Deductions)
Allowance for equity funds used during construction	6,797	5,010	22,436	23,707
Other income	249	565	1,606	3,111
Other expense	(7,409)	(2,614)	(19,842)	(10,451)
Total	(363)	2,961	4,200	16,367

Interest Expense
Interest charges	52,407	58,744	214,616	241,995
Allowance for borrowed funds used during construction	(4,543)	(3,987)	(14,971)	(18,358)
Total	47,864	54,757	199,645	223,637

Income From Continuing Operations Before Income Taxes	53,062	26,919	656,310	539,238

Income Taxes	18,157	7,375	237,317	183,604

Income From Continuing Operations	34,905	19,544	418,993	355,634

Income (Loss) From Discontinued Operations
Net of Income Taxes	(4,234)	446	(5,829)	11,306

Net Income	30,671	19,990	413,164	366,940

Less: Net income attributable to noncontrolling interests	8,040	7,426	31,622	27,467

Net Income Attributable To Common Shareholders	$22,631	$12,564	$381,542	$339,473

Weighted-Average Common Shares Outstanding - Basic	109,693	109,202	109,510	109,053

Weighted-Average Common Shares Outstanding - Diluted	110,776	110,077	110,527	109,864

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$0.24	$0.11	$3.54	$3.01
Net income attributable to common shareholders - basic	$0.21	$0.12	$3.48	$3.11
Income from continuing operations attributable to common shareholders - diluted	$0.24	$0.11	$3.50	$2.99
Net income attributable to common shareholders - diluted	$0.20	$0.11	$3.45	$3.09

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$26,865	$12,109	$387,380	$328,110
Discontinued operations, net of tax	(4,234)	455	(5,838)	11,363
Net income attributable to common shareholders	$22,631	$12,564	$381,542	$339,473